Exhibit 99.1

Akorn Announces Proposed Offering of $100 Million of Convertible Senior Notes Due 2016

LAKE FOREST, Ill.--(BUSINESS WIRE)--May 25, 2011--Akorn, Inc. (NASDAQ:AKRX) (“Akorn”) announced today that, subject to market conditions, it intends to offer $100 million principal amount of Convertible Senior Notes due 2016 (the “Notes”). The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Akorn intends to grant to the initial purchasers of the Notes a 30-day over-allotment option to purchase up to an additional $20 million aggregate principal amount of the Notes.

The Notes will be convertible into shares of Akorn’s common stock, cash, or a combination thereof. The interest rate, conversion rate, conversion price and other terms of the Notes will be determined at the time of pricing of the offering. Akorn intends to use the net proceeds from the sale of the Notes for general corporate purposes, including potential future acquisitions and strategic transactions. Akorn has no pending agreement or understanding with respect to any such acquisition or transaction.

The Notes and any common stock issuable upon conversion of the Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. Akorn does not intend to file a registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey where Akorn manufactures ophthalmic and injectable pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.

CONTACT:
Akorn, Inc.
Tim Dick, 847-279-6150
Chief Financial Officer